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                                                                       EXHIBIT 5



                                October 4, 1995




OHM Corporation
16406 U.S. Route 224 East
P. O. Box
Findlay, Ohio 45839-0551


               Re:  Directors' Deferred Fee Plan Form S-8 Registration Statement
                    ------------------------------------------------------------

Ladies and Gentlemen:


                 I am Vice President, General Counsel and Secretary of OHM Corporation, an Ohio corporation (the "Company"), and have acted as counsel for the Company in connection with the registration under the Securities Act of 1933 on a Form S-8 Registration Statement (the "Form S-8") of the Company's Directors' Deferred Fee Plan (the "Plan"), which provides for the issuance of up to 100,000 shares of common stock of the Company, par value $.10 per share in lieu of Director's fees for those Directors choosing to participate in the Plan. Any shares of common stock issued pursuant to the Directors' Deferred Fee Plan are collectively referred to as the "Plan Shares."

                 I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon, I am of the opinion that the Plan Shares, which may be issued in connection with the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

                 I hereby consent to the filing of this opinion as Exhibit 5 to the Form S-8 being filed by the Company.


                                        Very truly yours,

                                        /s/ Randall M. Walters

                                        Randall M. Walters
                                        Vice President, General Counsel and
                                        Secretary